Exhibit 10.2

Appendix A
to Award Letter
Granted July 21, 2007 (the “Grant Date”)

Terms and Conditions of
Restricted Shares Award

The restricted shares (“Restricted Shares”) granted to you on the Grant Date by the plan sponsor Transocean Inc. (the “Company”) of the ordinary shares, par value $0.01 per share, (“Ordinary Shares”) of the Company are subject to the terms and conditions set forth in the Transocean Inc. Long-Term Incentive Plan (the “Plan”), any rules and regulations adopted by the Executive Compensation Committee of the Board of Directors (the “Committee”), any additional terms and conditions set forth in this Appendix A which forms a part of the attached award letter to you (“Award Letter”) and the enclosed Prospectus for the Plan. Any terms used and not defined in the Award Letter have the meanings set forth in the Plan. In the event there is an inconsistency between the terms of the Plan and the Award Letter, the terms of the Plan will control.

1.	Vesting and Restricted Shares

(a)
Unless vested on an earlier date as provided in this Appendix A, the Restricted Shares granted pursuant to your Award Letter will vest in installments as set forth in the Vesting Schedule in your Award Letter.

(b)
In certain circumstances described in paragraphs 4 and 6 below, your Restricted Shares may vest before this date. In addition, the Committee may accelerate the vesting of all or a portion of your Restricted Shares at any time in its discretion.

(c)
You do not need to pay any purchase price to receive the Restricted Shares granted to you by your Award Letter. The Committee has determined that your Restricted Shares are being awarded in consideration of your past services.

2.	Restrictions on the Restricted Shares

Until your Restricted Shares have vested, you may not sell, transfer, assign or pledge them. Share certificates representing your Restricted Shares will be registered in your name as of the date of your Award Letter, but will be held by the Company on your behalf until such shares vest. You are required to open a brokerage account with Charles Schwab & Co., Inc. (“Schwab”), or such other broker as the Company reserves the right to designate, prior to taking possession of any vested shares. Failure to open and maintain such account or to follow instructions of the Company in this regard can result in the forfeiture of the Restricted Shares. Promptly after the Restricted Shares vest, the net shares (total vested Shares minus any Shares retained by the Company in accordance with the policies and requirements as described in Section 7), will be delivered in street name to your Schwab brokerage account (or, in the event of your death, to a Schwab brokerage account in the name of your beneficiary under the Plan or to such other brokerage account with another broker retained by the Company if Schwab is no longer retained by the Company) or, at the Company’s option, a certificate for such shares will be delivered to you. There will be some delay between the date of vesting and the date your shares become available to you due to administrative reasons. Your vested Shares will no longer be Restricted Shares.

3.	Dividends, Cash Consideration and Voting

(a)
Dividends and Cash Consideration. From the date of your Award Letter, all cash dividends payable with respect to your Restricted Shares and any cash into which your Restricted Shares are exchanged or reclassified by the Company will be paid directly to you at the same time such amounts are paid with respect to all other Ordinary Shares of the Company.

(b)	Voting Rights. You will have the right to vote your Restricted Shares.

4.	Termination of Employment

(a)	General. The following rules apply to the vesting of your Restricted Shares in the event of your death, disability, or other termination of employment.

(i)	Death or Disability. If your employment is terminated by reason of death or disability (as determined by the Committee), all of your Restricted Shares will vest on your date of termination.

(ii)
Convenience of the Company. If the Company terminates your employment for the convenience of the Company (as determined by the Committee), all of your Restricted Shares will vest on your date of termination.

(iii)
Other Termination of Employment. If your employment terminates for any reason other than death, disability or termination for the convenience of the Company (as those terms are used above), any of your Restricted Shares which have not vested prior to your termination of employment will be forfeited.

(iv)
Adjustments by the Committee. The Committee may, in its sole discretion exercised before or after your termination of employment, accelerate the vesting of all or any portion of your Restricted Shares.

(b)
Committee Determinations. The Committee shall have absolute discretion to determine the date and circumstances of termination of your employment, including without limitation whether as a result of death, disability, convenienceof the Company or any other reason, and its determination shall be final, conclusive and binding upon you.

5.	Beneficiary

You may designate a beneficiary to receive any portion of the Restricted Shares that become due to you after your death, and you may change your beneficiary from time to time. Beneficiary designations must be duly executed using the proper form designated by the Headquarters Human Resources Department and timely filed with the Administrator of the Long-Term Incentive Plan in that department. If you fail to designate a beneficiary, shares due to you under the Plan will be paid to the executor or administrator of your estate in the event of your death.

6.	Change of Control

All of your Restricted Shares will vest immediately upon a qualifying Change of Control of the Company if you are employed by the Company on such date.

7.	Income Tax Withholding

You should consult the Long-Term Incentive Plan Prospectus for a general summary of the U.S. federal income tax consequences to you from the Restricted Ordinary Shares based on currently applicable provisions of the Code and related regulations. The summary does not discuss state and local tax laws or the laws of any other jurisdiction, which may differ from U.S. federal tax law. For these reasons, you are urged to consult your own tax advisor regarding the application of the tax laws to your particular situation. The Company will collect applicable withholding taxes by retaining Restricted Shares having a value equal to the amount of your withholding obligation from the shares otherwise deliverable to you upon the vesting of your Restricted Shares. This withholding will not necessarily equal your total tax obligation on the vesting of your Restricted Shares. Further, any dividends on the Restricted Shares paid to you pursuant to Section 3 above prior to their vesting will generally he subject to federal, state and local tax withholding, as appropriate, as additional compensation.

Any award under the Plan is also subject to all applicable withholding policies of the Company as may be in effect from time to time, at the sole discretion of the Company. Without limiting the generality of the foregoing, the Company expressly has the right to withhold or cause to be withheld (whether upon award determination, grant, vesting, exercise of rights or otherwise) any portion of an award (including without limitation any portion of the proceeds of an exercise of any award rights such as, if applicable, a stock option, or any portion of any securities issuable in connection with any award such as, if applicable , the issuance of ordinary shares for deferred units) pursuant to any tax equalization or other plan or policy, as any such policies or plans may be in effect from time to time, irrespective of whether such withholding correlates to the applicable tax withholding requirement with respect to your award. Awards are further subject to any tax and other reporting requirement that may be applicable in any pertinent jurisdiction including any obligation to report awards (whether related to the granting or vesting thereof or exercise of rights thereunder) to any taxing authority or other pertinent third party.

8.	Restrictions on Resale

Other than the restrictions referenced in paragraph 2, there are no restrictions imposed by the Plan on the resale of Restricted Shares acquired under the Plan. However, under the provisions of the Securities Act of 1933 (the “Securities Act”) and the rules and regulations of the Securities and Exchange Commission (the “SEC”), resales of shares acquired under the Plan by certain officers and directors of the Company who may be deemed to be “affiliates” of the Company must be made pursuant to an appropriate effective registration statement filed with the SEC, pursuant to the provisions of Rule 144 issued under the Securities Act, or pursuant to another exemption from registration provided in the Securities Act. At the present time, the Company does not have a currently effective registration statement pursuant to which such resales may be made by affiliates. There are no restrictions imposed by the SEC of shares acquired under the Plan by persons who are not affiliates of the Company.

9.	Effect on Other Benefits

Income recognized by you as a result of the grant or vesting of Restricted Shares or dividends on, or cash consideration with respect to, your Restricted Shares will not be included in the formula for calculating benefits under any of the Company’s retirement and disability plans or any other benefit plans.

10.	Code Section 409A Compliance

If any of the provisions of the Award Letter or this Appendix A would result in the imposition of an additional tax under Section 409A of the Code and related regulations and Treasury pronouncements (“Section 409A”), that provision will be reformed to avoid imposition of the additional tax and no action taken to comply with Section 409A shall be deemed to impair a benefit under the Award Letter or this Appendix A.

If you have any questions regarding your grant of Restricted Shares or would like to obtain additional information about the Plan or the Committee, please contact the Company’s support services provider at Transocean Offshore Deepwater Drilling Inc., Director of Global Compensation & Benefits, Human Resources Department, P. 0. Box 2765, Houston, Texas 77252. Your Award Letter and this Appendix A contain the formal terms and conditions of your award and accordingly should be retained in your files for future reference.